Exhibit 10.103
April 7, 2008
VIA HAND DELIVERY
Matthew J. Pfeffer
VaxGen, Inc.
1000 Marina Blvd.
Brisbane, CA 94005-1841
Re: Separation Agreement
Dear Matt:
As you have been informed, your employment with VaxGen, Inc. (“VaxGen” or the “Company”) is terminating as part of a reorganization and reduction-in-force. This letter contains the terms of the separation agreement (the “Agreement”) that the Company is offering you in connection with your employment transition.
1. Separation Date. As you were informed, your employment with the Company will terminate on April 15, 2008, which will be your last day of work (the “Separation Date”).
2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused Paid Time Off (“PTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
3. Severance Benefits. The termination of your employment qualifies as a termination without Cause by the Company for the purposes of the Executive Employment Agreement between you and the Company dated March 28, 2006, as amended effective September 12, 2006 and as further amended effective March 26, 2008 (the “Employment Agreement”). Accordingly, if you timely enter into this Agreement and allow it to become effective, the Company hereby agrees to provide you the following as your sole severance benefits (“Severance Benefits”), and you and the Company agree such Severance Benefits are the entire severance benefits that you are entitled to receive and that you will receive:
(a) Severance Payment. The Company will pay you a lump sum severance payment of $347,000, which is the sum of (i) 99% of your current annual base salary, and (ii) two (2) months of your current base salary (the “Severance Payment”). The Severance Payment will be subject to required payroll deductions and withholdings, and paid within ten (10) business days after the Effective Date of this Agreement (as defined in Section 14).

(b) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state and/or federal insurance laws on or after the Separation Date. If you timely elect continued coverage under COBRA, the Company, as an additional severance benefit, will pay the COBRA premiums necessary to maintain your current level of health insurance coverage (including dependent coverage, if applicable) through the earlier of either June 30, 2008, or the date that you become eligible for group health insurance coverage through a new employer, provided that you remain eligible for such coverage. For the avoidance of doubt, in the event that your eligibility for COBRA coverage ceases for any reason, including due to termination of the Company’s group health insurance plan, then the Company’s obligation to pay your COBRA premiums will cease in full. You agree to provide prompt written notice to the Company in the event that you become eligible for group health insurance coverage through a new employer on or before June 30, 2008.
(c) Acceleration of Equity Awards. Vesting of your outstanding stock options (if any) and any other equity awards (the “Options”) will accelerate in full and all shares will be deemed fully vested as of the Separation Date. Your Options, including your rights to exercise vested shares, are governed by the terms of your operative agreements with the Company and the applicable stock option plan.
(d) No Severance Benefits Under Company’s Severance Benefit Plan. The Severance Benefits provided herein shall be in lieu of (and not in addition to) any severance benefits under the VaxGen, Inc. Severance Benefit Plan (the “Severance Plan”), and you hereby waive, release and relinquish in full any and all entitlements you may have to participation in or benefits under the Severance Plan.
4. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus (including but not limited to any bonus for 2008), incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (other than the Severance Plan) or any vested Options.
5. Expense Reimbursements. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. Return of Company Property. By the close of business on the Separation Date, you must return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information as soon as possible. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then on or before the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. VaxGen has contractual obligations to third parties, including Genentech, the National Institute of Health, and the Walter Reed Institute, that could require VaxGen to provide certain information, documents or other materials to such third parties in the future. Therefore, your obligations set forth in this paragraph include information, documents and other materials in your possession or control that VaxGen may be required to provide to such third parties, including information related to technology provided to VaxGen by Genentech pursuant to their license agreements. You agree that, after your compliance with this Section 6, you will neither use nor possess Company property. Your timely compliance with this Section 6 is a condition precedent to your eligibility for and receipt of the Severance Benefits.
7. Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under the Employee’s Proprietary Information and Inventions Agreement that you signed on March 28, 2006, a copy of which is attached hereto as Exhibit A (the “Proprietary Information Agreement”).
8. Disclosure. You hereby acknowledge and agree that the Company may be required, under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, to file this Agreement and/or a description of the terms set forth herein with the Securities and Exchange Commission pursuant to its obligations as a reporting company, in which case this Agreement or its terms would be publicly available.
9. Nondisparagement. You agree not to disparage the Company, and the Company’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company (through its officers and directors) agrees not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.
10. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in bringing or pursuing any litigation, arbitration, administrative claim or other formal proceeding, or any proposed litigation, arbitration, administrative claim, or other formal proceeding, against the Company, its parents, subsidiaries, affiliates, distributors, officers, directors, employees or agents.

11. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, for interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.
12. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.
13. Release of Claims. Except as otherwise set forth in this Agreement, in exchange for the consideration under this Agreement to which you would not otherwise be entitled, including but not limited to the Severance Benefits, you hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all claims arising under or based on the Severance Plan; (e) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (f) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to your signed Indemnity Agreement with the Company (a copy of which is attached as Exhibit B), the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; and (c) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent that, other than the Excluded Claims, you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against any of the Released Parties.

14. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have forty-five (45) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you, provided that you do not revoke it (the “Effective Date”).
15. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.
16. Disclosure Under ADEA, 29 U.S.C. § 626(f)(1)(H). You hereby acknowledge that the Company has provided you with the ADEA Disclosure information (under Title 29 U.S. Code Section 626(f)(1)(H)), attached as Exhibit C to this Agreement.
17. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

18. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel of your choosing at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
19. Miscellaneous. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me on or before forty-five (45) calendar days from the date you receive this Agreement. The offer of Severance Benefits contained in this Agreement will automatically expire if we do not receive the fully executed Agreement from you by the aforementioned date.
I wish you the best in your future endeavors.

Sincerely, VaxGen, Inc.
By:	/s/ James P. Panek
James P. Panek
President and Chief Executive Officer

Exhibit A — Employee’s Proprietary Information and Inventions Agreement
Exhibit B — Indemnity Agreement
Exhibit C — ADEA Disclosure Under Title 29 U.S. Code § 626(f)(1)(H)
Understood and Agreed:

/s/ Matthew J. Pfeffer
Matthew J. Pfeffer

April 7, 2008
Date